EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT entered into as of this 16th day of December,

2005, by and between Patriot Capital Funding, Inc. (the “Company”), a Delaware corporation, and Matthew R. Colucci, an individual (the “Executive”) (hereinafter collectively referred to as the “Parties”).

WHEREAS, the Executive has heretofore been employed by the Company as an Executive Vice-President, the Company recognizes the Executive’s experience and relationships in the Company’s industry, and the Company desires to retain the services and employment of the Executive on the terms set forth herein;

WHEREAS, the Company and the Executive desire to enter into this agreement (the “Agreement”) that will provide for the continued employment of the Executive by the Company upon the terms and subject to the conditions set forth herein.

NOW, THEREFORE, in consideration of the respective agreements of the Parties contained herein, it is agreed as follows:

1. Term. The term of employment (the “Term”) under this Agreement shall be the period commencing on December 16, 2005 through December 16, 2008 unless terminated earlier by either Party pursuant to Section 7.

2. Employment.

(a) During the Term, the Executive shall be employed as an Executive Vice-President of the Company or such other position as may be mutually agreed upon in writing by the Parties. The Executive shall perform the duties, undertake the responsibilities and exercise the authority customarily performed, undertaken and exercised by persons situated in a similar executive capacity in a company the size and nature of the Company.

(b) The Executive shall devote his full working time, attention and skill to the performance of such duties, services and responsibilities, and will use his best efforts to promote the interests of the Company. The Executive will not, without prior written approval of the Chief Executive Officer of the Company (the “CEO”), engage in any other activities that would interfere with the performance of his duties as an employee of the Company, are in violation of written policies of the Company that the Executive has actually received, are in violation of applicable law, or would create a conflict of interest with respect to the Executive’s obligations as an employee of the Company. The Executive may (i) serve on corporate (subject to the prior approval of the CEO) or charitable boards or committees, (ii) deliver lectures and teach at educational institutions, (iii) manage his personal affairs, including financial and legal aspects thereto, and (iv) invest personally in any business where no conflict of interest exists between such investment and the business of the Company, as long as the foregoing activities are consistent with the Executive’s commitments in the preceding sentence and Section 9 hereof and do not interfere with the Executive’s performance of his duties and responsibilities for the Company or any affiliate.

3. Base Salary. The Company agrees to pay or cause to be paid to the Executive during the Term a base salary at the annual rate of $185,000 (as adjusted from time to time in accordance with this Section, the “Base Salary”). Such Base Salary shall be payable in accordance with the Company’s customary practices applicable to its executives. Such Base Salary shall be reviewed at least annually on or about each March 31 during the Term and may be increased in the sole discretion of the CEO or his delegate. Such Base Salary may be reduced only if such reduction is implemented by the Company as part of an overall general salary reduction affecting all of its employees and such reduction to the Base Salary on a percentage basis is equal to or less than the percentage reduction otherwise implemented. In addition, the Company shall pay the Executive in a lump sum, as soon as practicable after this Agreement is entered into, an amount equal to the difference between his base salary immediately before this Agreement becomes effective and the Base Salary specified above for the period of August 1, 2005 through the date this Agreement is entered into.

4. Annual Bonus. During the Term, the Executive shall be eligible to receive an annual bonus (the “Annual Bonus”) as set forth in this Section. For each calendar year beginning with 2005, the Executive shall be eligible for an Annual Bonus based on an award range of 50% of the Executive’s then-current Base Salary for achieving base performance objectives and 150% of the Executive’s then-current Base Salary for achieving the highest level of performance objectives. For the avoidance of doubt, if the base performance objectives are not achieved, the Executive shall not be entitled to an Annual Bonus under the preceding sentence, although the Compensation Committee of the Board of Directors or its delegate may choose to award the Executive a discretionary Annual Bonus despite not achieving base performance objectives. The objectives for the Annual Bonus, which may include quantitative and qualitative objectives, shall be determined by the Compensation Committee or its delegate no later than 60 days after the beginning of the applicable measurement period (for 2005, however, such objectives need not be specified and the Annual Bonus, if any, shall be determined in the discretion of the Compensation Committee or its delegate), and the amount of any Annual Bonus shall be determined by the Compensation Committee or its delegate and paid no later than March 15 of the following year. Notwithstanding the foregoing, the Executive’s Annual Bonus for 2005 shall in no event be less than $120,250.

5. Options. As soon as practicable following the commencement of the Term, the Company shall grant the Executive options to purchase 201,262 shares of the Company’s common stock. If the Company makes a secondary public offering of its common stock, the Company will, subject to the requirements and limitations of the Investment Company Act of 1940, as amended, grant the Executive stock options that shall constitute no fewer than 8% of the options available to be granted under the management option pool that relates to such offering. If the Company makes a third public offering of its common stock, the Company will, subject to the requirements and limitations of the Investment Company Act of 1940, as amended, grant the Executive stock options that shall constitute no fewer than 8% of the options available to be granted under the management option pool that relates to such offering. Such options shall become vested in accordance with the following schedule: 1/3 upon the first anniversary of grant, 1/3 upon the second anniversary of grant, and 1/3 upon the third anniversary of grant. The options shall have such other terms as are provided under the applicable option plan and grant agreement.

6. Employee Benefits.

(a) During the Term, subject to the Company’s right to amend, modify, or terminate any plan or program, the Executive shall be entitled to participate in all employee benefit plans, practices and programs maintained by the Company and made available to employees generally including, without limitation, all pension, retirement, savings, medical, hospitalization, disability, dental, life or travel accident insurance benefit plans, vacation and sick leave. The Executive’s participation in such plans, practices and programs shall be on a basis and subject to terms no less favorable than applicable to employees of the Company generally (subject to applicable tax code and other legal restrictions), provided, however, that such participation may be on a basis and subject to terms more favorable than applicable to employees of the Company generally.

(b) During the Term, subject to the Company’s right to amend, modify or terminate any such plans or benefits, the Executive shall be entitled to participate in all executive benefit plans, and fringe benefit and perquisite arrangements now maintained or hereafter established by the Company for the purpose of providing compensation and/or benefits generally to executive vice-presidents of the Company. Unless otherwise provided herein, the Executive’s participation in such plans shall be on a basis and subject to terms no less favorable than applicable to other similarly situated executive vice-presidents of the Company.

(c) During the Term, the Company agrees to pay all reasonable business expenses, subject to reasonable documentation, incurred by the Executive in furtherance of the Company’s business, including, without limitation, continuing education, obtaining professional licenses, traveling, and entertainment expenses, in accordance with the Company’s policies.

(d) During the Term, if the Executive agrees to relocate his residence at the Company’s request, the Company shall pay all reasonable relocation expenses, subject to reasonable documentation, including, but not limited to, the costs of moving the Executive’s household goods and real estate commission costs related to selling the Executive’s home, provided, however, that such relocation expenses shall not include any loss on the sale of the Executive’s home or any costs related to the purchase of the Executive’s new home, such as closing costs or mortgage points. The Company will also make a payment to the Executive in the amount necessary to ensure that the Executive, after all applicable federal, state, and local taxes, and taking into account any tax deductions available to the Executive, is in the same economic position as if the Executive had not been subject to tax on the Company’s payment or reimbursement of relocation expenses.

7. Termination of Employment. The Executive’s employment by the Company may be terminated by either the Executive or the Company at any time and, except as expressly set forth in this Section 7, with no requirement of notice or explanation from either Party. Upon the Executive’s termination of employment during the Term, the Executive shall be entitled to the payments and benefits described below.

(a) Termination by the Executive Without Good Reason or Due to Death or Disability. If during the Term the Executive voluntarily terminates employment with the Company without Good Reason (as defined below) or due to death or Disability (as defined below), the Company shall pay the Executive any earned but unpaid Base Salary for the period through termination of employment, any Annual Bonus payment with respect to a completed measurement period that is fully earned and vested at separation or death but not yet paid, any amounts to which the Executive is legally entitled under the generally applicable terms of pension, savings, disability, life insurance, or other programs, and any business expenses that would otherwise be reimbursed under the Company’s policies. In addition, if the Executive terminates employment with the Company due to death or Disability, then with respect to any Annual Bonus measurement period during which the Executive terminates employment, the Company shall pay the Executive (or, in the case of death, the Executive’s beneficiary) a lump sum cash amount equal to a pro rata portion, based on the length of the Executive’s service with the Company during such period, of the Average Annual Bonus (as defined below). Furthermore, if the Executive terminates employment with the Company due to death, then the Company shall pay the Executive’s beneficiary in a lump sum payment an amount equal to one-half of the sum of (i) the Executive’s annual Base Salary for the year in which he terminates employment and (ii) his Average Annual Bonus. Other than the payments and benefits described in this Section 7(a), the Company will be under no obligation to make additional severance or similar payments to the Executive or his beneficiary, as the case may be.

(b) Termination by the Company Without Cause or by the Executive With Good Reason. If during the Term the Company terminates the Executive’s employment without Cause (as defined below) or the Executive terminates employment with Good Reason (as defined below), subject to the Executive’s compliance with Section 7(d), Section 7(e), and Section 9 hereof, the Company shall provide the payments and benefits described in this Section 7(b). The Company shall pay the Executive 1.5 times the sum of (i) his annual Base Salary for the year in which he terminates employment and (ii) his Average Annual Bonus. Such amount shall be paid in equal monthly installments, with the first six months of installments paid in a single lump sum six months after the Executive’s termination of employment, and the remaining installments paid monthly through the 18-month anniversary of the Executive’s termination of employment, provided, however, that the first six months of installments shall be paid on a monthly basis rather than in a lump sum following the Executive’s termination of employment if such monthly payments can be made without adverse tax consequences under section 409A of the Internal Revenue Code. With respect to any Annual Bonus measurement period during which the Executive is terminated, the Company shall also pay the Executive a lump sum cash amount equal to a pro rata portion, based on the length of the Executive’s service during such measurement period, of the Average Annual Bonus, payable at the same time as the first payment of severance described in the preceding sentences. In addition, the Executive’s stock options shall become 100% vested and immediately exercisable for their full term.

The Company shall provide continued medical and dental insurance coverage during the 18 months following the Executive’s termination of employment (or until the Executive becomes eligible for such coverage under another employer’s program, if sooner), which coverage shall be deemed to satisfy COBRA health coverage requirements, at a cost to the Executive that does not exceed the amount the Executive would have paid had the Executive continued in employment during the period. Should the Executive’s continued participation under the Company’s medical and dental insurance programs described above become impermissible under the Internal Revenue Code, ERISA, or other applicable law, or likely to result in adverse tax consequences to the Company or other participants covered by such programs, the Company may, in its sole discretion, satisfy any of its obligations to the Executive under this paragraph by providing the Executive with economically equivalent coverage through alternative arrangements, or the cash value of such coverage, in a manner that places the Executive in a net economic position that is at least equivalent to the position in which the Executive would have been had such alternative arrangements not been used by the Company.

The Company shall also pay the Executive any earned but unpaid Base Salary for the period through termination of employment, any Annual Bonus awards with respect to a completed measurement period that are fully earned and vested at separation but not yet paid, and any amounts to which the Executive is entitled under the generally applicable terms of pension, savings, disability, life insurance, or other programs. Other than the payments and benefits described in this Section 7(b), the Company will make no additional severance or similar payments.

(c) Termination by the Company With Cause. If the Company terminates the Executive’s employment with Cause, the Company shall pay the Executive only any earned but unpaid Base Salary for the period through termination of employment and any amounts to which the Executive is legally entitled under the generally applicable terms of pension, savings, disability or other programs.

(d) Release of Claims. As a condition to receiving the severance, benefits and entitlements pursuant to Section 7(a) (other than benefits payable upon death) or Section 7(b) hereof, the Executive shall be required to deliver to the Company and not revoke a general release of claims against the Company, its affiliates, and their officers, directors, employees and agents in substantially the form attached hereto as Exhibit A. The Executive shall be afforded seven days after execution and delivery of such release to revoke it, in which event the Executive shall not be entitled to the payments, rights or other entitlements hereunder other than as required by applicable law.

(e) Resignation. Notwithstanding any other provision of this Agreement, upon the termination of the Executive’s employment for any reason, unless otherwise requested by the Company, the Executive shall immediately resign from the board of directors of the Company, if applicable, and from the boards of directors of any affiliates of the Company and as a trustee of, or fiduciary to, any employee benefit plans of the Company or any of its affiliates. The Executive agrees to execute any and all documentation of such resignations upon request by the Company, but he shall be treated for all purposes as having so resigned upon termination of his employment regardless of when or whether he executes any such documentation.

8. Definitions. The following terms shall have the following meanings for purposes of this Agreement.

“Cause” means (i) the Executive’s willful and continued failure to perform substantially his or her duties with the Company (other than any such failure resulting from the Executive’s incapacity due to physical or mental illness or any such failure subsequent to the Executive being delivered a notice of termination without Cause by the Company or delivering a notice of termination for Good Reason to the Company that results in the Executive’s termination of employment) after a written demand for substantial performance is delivered to the Executive by the Company which specifically identifies the manner in which the Company believes that the Executive has failed to perform substantially his or her duties; (ii) the Executive’s willfully engaging in gross misconduct which is injurious to the Company or its affiliates, (iii) the Executive’s ineligibility to serve as an employee, officer, or director of the Company pursuant to Section 9 of the Investment Company Act of 1940, as amended, or (iv) the Executive’s conviction of a felony or crime involving moral turpitude; provided, however, that a failure on the part of the Executive to achieve performance objectives set by the Company shall not in and of itself constitute Cause pursuant to clause (i) hereof. Prior to terminating the Executive’s employment for Cause, the Company must notify the Executive in writing of any event purporting to constitute Cause within 45 days of the Board’s knowledge of its existence and, if curable, must provide the Executive with at least 20 days to cure such event. If such event is not cured by the Executive in such time period, or is incurable, then the Executive’s employment shall be terminated for Cause if 2/3 of the independent members of the Board determine in writing to so terminate his employment.

“Disability” means a physical or mental infirmity which impairs the Executive’s ability to substantially perform his duties under this Agreement for at least one hundred eighty (180) days (which need not be consecutive) during any 365-consecutive-day period. The Executive shall be entitled to the compensation and benefits provided for under this Agreement for any period during the Term and prior to the establishment of the Executive’s Disability during which the Executive is unable to work due to a physical or mental infirmity.

“Good Reason” means, without the Executive’s express written consent, the occurrence of any of the following events:

(i) any material change in the duties or responsibilities (including reporting responsibilities) of the Executive that is inconsistent in any material and adverse respect with the Executive’s position, duties, responsibilities or status with the Company (including any material and adverse diminution of such duties or responsibilities); or

(ii) a material and adverse change in the Executive’s titles or offices (including, if applicable, membership on the Company’s Board of Directors) with the Company set forth in Section 2(a) hereof;

(iii) a reduction by the Company in the Executive’s rate of annual Base Salary or an adverse change in the Executive’s Annual Bonus opportunity as a percentage of his Base Salary, provided, however, that the Executive’s rate of annual Base Salary may be reduced without being considered Good Reason if such reduction is implemented by the Company as part of an overall general salary reduction affecting all of its employees and such reduction to the Base Salary on a percentage basis is equal to or less than the percentage reduction otherwise implemented;

(iv) a failure by the CEO or his delegate to determine performance objectives within 60 days of the commencement of the applicable measurement period as required by Section 4;

(v) any requirement of the Company that the Executive be based anywhere more than 50 miles from the office where the Executive is located at the commencement of the Term or, if the Executive subsequently agrees to a change in such location, 50 miles from such new office location; or

(vi) the failure of any purchaser of or successor to all or substantially all of the Company’s assets to assume the obligations of the Company contained in this Agreement, either in writing or as a matter of law.

The Executive must notify the Company of any event purporting to constitute Good Reason within 45 days following the Executive’s knowledge of its existence, and the Company shall have 20 days in which to correct or remove such Good Reason, or such event shall not constitute Good Reason.

“Average Annual Bonus” means the average of the Annual Bonuses paid to the Executive during the Term, provided, however, that if the Executive’s employment is terminated before the Annual Bonus for 2005 is paid to the Executive, the Average Annual Bonus shall be $65,000.

9. Restrictive Covenants. In consideration of the Base Salary, Annual Bonus, options, employee benefits, and severance promises contained in this Agreement, the sufficiency of which is hereby acknowledged, the Executive enters into the following covenants.

(a) Confidentiality. The Executive shall not, without the prior express written consent of the Company, directly or indirectly, use for any purpose any Confidential Information (as defined below) in any way, or divulge, disclose or make available or accessible any Confidential Information to any person, firm, partnership, corporation, trust or any other entity or third party unless (i) such disclosure is reasonably necessary or appropriate in connection with the performance by the Executive of his duties as an executive of the Company or (ii) such disclosure is required by applicable law or (iii) the Executive is requested or required by a judicial or arbitration body or governmental agency (by oral question, interrogatories, requests for information or documents, subpoena, civil investigative demand or similar process) to disclose any such information, in which case the Executive will (A) promptly notify the Company of such request or requirement, so that the Company may seek an appropriate protective order and (B) cooperate with the Company, at its expense, in seeking such an order. “Confidential Information” means all information respecting the business and activities of the Company and any of its affiliates, including, without limitation, respecting the clients, customers, suppliers, employees, consultants, prospects, computer or other files, projects, products, computer disks or other media, computer hardware or computer software programs, underwriting, lending or investment standards, marketing plans, financial information, methodologies, know-how, processes, trade secrets, policies, practices, projections, forecasts, formats, operational methods, product development techniques, research, strategies or information agreed to with third-parties to be kept confidential by the Company and any of its affiliates. Notwithstanding the immediately preceding sentence, Confidential Information shall not include any information that is, or becomes, a part of the public domain or generally available to the public (unless such availability occurs as a result of any breach by the Executive of this Agreement) or any business knowledge and experience of the type usually acquired by persons engaged in positions similar to the Executive’s position with the Company, to the extent such knowledge and experience is non-Company specific and not proprietary to the Company or any of its affiliates.

(b) Non-Competition. During the Term and ending one year after the Executive’s termination of employment with the Company, the Executive shall not, without the prior written consent of the Company, engage in any business or activity, whether as an employee, consultant, partner, principal, agent, representative, stockholder (other than as the holder of an interest of two percent or less in the equity of a publicly traded corporation) or other individual, corporate or representative capacity, or render any services or provide any advice or assistance to any business, person or entity, if such business, activity, person or entity competes anywhere in the same geographic area with the Company or any of its affiliates in respect of (i) any then-current product, service or business of the Company or any of its affiliates on the date the Executive terminates employment with the Company or (ii) any product, service or business as to which the Company or any of its affiliates has actively begun preparing to develop or offer as of the date the Executive terminates employment with the Company.

(c) Non-Solicitation. During the Term and ending one year after the Executive’s termination of employment with the Company, the Executive shall not divert, solicit or lure away the patronage of (i) any client or business of the Company or any of its affiliates as of or within the two-year period prior to such termination of employment or (ii) any prospective client or business of the Company or any of its affiliates. As used herein, “prospective client” means any client that the Company or any of its affiliates (x) is soliciting as of such termination and (y) with whom the Company or any of its affiliates has provided a written proposal that has not been rejected by such prospective client. Furthermore, the Executive shall not, during the Term and ending one year after the Executive’s termination of employment with the Company, (i) directly or indirectly, solicit or induce any employee, consultant, or other service provider of the Company or any of its affiliates to terminate his or her employment or other relationship with the Company or any of its affiliates or (ii) solicit, directly or indirectly, any person who was an employee of the Company or any of its affiliates during the six-month period prior to the Executive’s termination of employment (other than a former employee of the Company who was involuntarily terminated by the Company) to work for the Executive or any other person or entity.

(d) Return of Materials. Upon termination of employment, the Executive will leave with the Company all memoranda, notes, records, manuals, or other documents and media (in whatever form maintained, whether documentary, computer storage or otherwise) pertaining to the Company’s business, including all copies thereof; other than such documents and items that are personal to the employee (e.g., pay stubs, personal tax documentation and other compensation or employment related materials).

(e) Non-Disparagement. Following the termination of his employment for any reason, whether during or after the Term, the Executive agrees to refrain from making any statement or comment, whether oral or written, of a defamatory or disparaging nature to third parties regarding the Company, its affiliates, or their directors and officers, and the Company agrees to refrain, and to use its best efforts to cause its directors and officers to refrain, from making any statement or comment, whether oral or written, of a defamatory or disparaging nature to third parties regarding the Executive.

(f) Cooperation. Following the termination of his employment for any reason, whether during or after the Term, upon reasonable request by the Company, the Executive shall cooperate with the Company or any of its affiliates with respect to any legal or investigatory proceeding, including any government or regulatory investigation, or any litigation or other dispute relating to any matter in which the Executive was involved or had knowledge during his employment with the Company, subject to the reasonable demands of the Executive business endeavors and schedule. The Company shall reimburse the Executive for all reasonable out-of-pocket costs, such as legal, travel, hotel and meal expenses, incurred by the Executive in providing any cooperation pursuant to this Section 9(f).

(g) Ownership of Executive Developments. All copyrights, patents, trade secrets, or other intellectual property rights associated with any ideas, concepts, techniques, inventions, processes, or works of authorship developed or created by the Executive during the course of performing work for the Company, or its clients, including, but not limited to, software programs, manuals, publications and reports (collectively, the “Work Product”) belongs and shall belong exclusively to the Company and shall, to the extent possible, be considered a work made by the Executive for hire for the Company within the meaning of Title 17 of the United States Code. To the extent the Work Product may not be considered work made by the Executive for hire for the Company, the Executive agrees to assign, and automatically assign at the time of creation of the Work Product, without any requirement of further consideration, any right, title, or interest he may have in such Work Product. Upon request of the Company, the Executive shall take such further actions, including execution and delivery of instruments of conveyance, as may be appropriate to give full and proper effect to such assignment. Notwithstanding anything else in this Agreement, any ideas, concepts, techniques, inventions, processes or works of authorship developed or created by the Executive on the Executive’s own time, and which have no application in the business of the Company (“Executive Work Product”), shall not be considered Work Product, and the Company shall have no interest in any such Executive Work Product.

(h) Interpretation. The Executive agrees that due to the uniqueness of his skills, abilities, and relationships and the uniqueness of the confidential information and knowledge of financing structures that he will possess in the course of his employment with the Company, the covenants set forth above are reasonable and necessary for the protection of the Company. It is the intention of the Parties that the provisions of this Section 9 be enforced to the fullest extent permissible under the laws and policies of each jurisdiction in which enforcement may be sought, and that in the event that any provision of this Section 9 shall, for any reason, be held invalid or unenforceable in any respect, it shall not invalidate, render unenforceable or otherwise affect any other provision hereof, and such invalid or unenforceable provision shall be construed by limiting it so as to be valid and enforceable to the fullest extent permissible under applicable law. If applicable law does not permit an invalid or unenforceable provision to be so construed, then the invalid or unenforceable provision shall be stricken and the remaining portions of this Section 9 shall be enforced to the fullest extent permitted by law. In addition, if any provision of this Sections 9 shall be determined to be invalid or unenforceable, such invalidity or unenforceability shall be deemed to apply only with respect to the operation of such provision in the particular jurisdiction in which such determination is made and not with respect to any other provision or jurisdiction.

(i) Remedies. The Executive agrees that any breach of the terms of this Section 9 would result in irreparable injury and damage to the Company for which the Company would have no adequate remedy at law; the Executive therefore also agrees that in the event of said breach or any threat of breach, the Company shall be entitled to an immediate injunction and restraining order from a court of competent jurisdiction, without posting a bond, to prevent such breach and/or threatened breach and/or continued breach by the Executive and/or any and all persons and/or entities acting for and/or with the Executive, without having to prove damages. The availability of injunctive relief shall be in addition to any other remedies to which the Company may be entitled at law or in equity but remedies other than injunctive relief may only be pursued in an arbitration brought in accordance with Section 11 of this Agreement. The terms of this paragraph shall not prevent the Company from pursuing in an arbitration any other available remedies for any breach or threatened breach of this Section 9, including but not limited to the recovery of damages from the Executive. In addition, if the Company defers or withholds any payment, benefit or entitlement due to the Executive pursuant to this Agreement or otherwise based on the Executive’s violation of any provision of this Agreement and it is subsequently determined that the Executive did not commit such breach, the Company shall promptly pay all such unpaid amounts, and shall extend such rights or other entitlements, to the Executive as of the date that it is so determined that the Executive did not commit such breach.

The provisions of this Section 9 shall survive any termination of this Agreement, and the existence of any claim or cause of action by the Executive against the Company, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by the Company of the covenants and agreements of this Section 9; provided, however, that this paragraph shall not, in and of itself, preclude the Executive from defending himself against the enforceability of the covenants and agreements of this Section 9.

10. Tax Matters.

(a) If any amount, entitlement, or benefit paid or payable to the Executive or provided for his benefit under this Agreement and under any other agreement, plan or program of the Company or any of its affiliates (such payments, entitlements and benefits referred to as a “Payment”) is subject to the excise tax imposed under Section 4999 of the Internal Revenue Code of 1986, as amended from time to time (the “Code”), or any similar federal or state law (an “Excise Tax”), then notwithstanding anything contained in this Agreement to the contrary, to the extent that any or all Payments would be subject to the imposition of an Excise Tax, the Payments shall be reduced (but not below zero) if and to the extent that such reduction would result in the Executive retaining a larger amount, on an after-tax basis (taking into account federal, state and local income taxes and the imposition of the Excise Tax), than if the Executive received all of the Payments (such reduced amount is hereinafter referred to as the “Limited Payment Amount”). Unless the Executive shall have given prior written notice specifying a different order to the Company to effectuate the limitations described in the preceding sentence, the Company shall reduce or eliminate the Payments, by first reducing or eliminating those payments or benefits which are not payable in cash and then by reducing or eliminating cash payments, in each case in reverse order beginning with payments or benefits which are to be paid the farthest in time from the Determination (as defined below). Any notice given by the Executive pursuant to the preceding sentence shall take precedence over the provisions of any other plan, arrangement or agreement, including, but not limited to, the other provisions of this Agreement, governing the Executive’s rights and entitlements to any compensation, entitlement or benefit.

(b) All calculations under this Section 10 shall be made by a nationally recognized accounting firm designated by the Company and reasonably acceptable to the Executive (other than the accounting firm that is regularly engaged by any party who has effectuated a change in control) (the “Accounting Firm”). The Company shall pay all fees and expenses of such Accounting Firm. The Accounting Firm shall provide its calculations, together with detailed supporting documentation, both to the Company and the Executive within 45 days after the change in control or the date of termination, whichever is later (or such earlier time as is requested by the Company) and, with respect to the Limited Payment Amount, shall deliver its opinion to the Executive that he is not required to report any Excise Tax on his federal income tax return with respect to the Limited Payment Amount (collectively, the “Determination”). Within 15 days of the Executive’s receipt of the Determination, the Executive shall have the right to dispute the Determination (the “Dispute”). The existence of the Dispute shall not in any way affect the right of the Executive to receive the Payments in accordance with the Determination. If there is no Dispute, the Determination by the Accounting Firm shall be final binding and conclusive upon the Company and the Executive (except as provided in subsection (c) below).

(c) If, after the Payments have been made to the Executive, it is established that the Payments made to, or provided for the benefit of, the Executive exceed the limitations provided in subsection (a) above (an “Excess Payment”) or are less than such limitations (an “Underpayment”), as the case may be, then the provisions of this subsection (c) shall apply. If it is established pursuant to a final determination of a court or an Internal Revenue Service (the “IRS”) proceeding which has been finally and conclusively resolved, that an Excess Payment has been made, the Executive shall repay the Excess Payment to the Company on demand. In the event that it is determined by (i) the Accounting Firm, the Company (which shall include the position taken by the Company, or together with its consolidated group, on its federal income tax return) or the IRS, (ii) pursuant to a determination by a court, or (iii) upon the resolution to the satisfaction of the Executive of the Dispute, that an Underpayment has occurred, the Company shall pay an amount equal to the Underpayment to the Executive within 10 days of such determination or resolution together with interest on such amount at the applicable federal short-term rate, as defined under Section 1274(d) of the Code and as in effect on the first date that such amount should have been paid to the Executive under this Agreement, from such date until the date that such Underpayment is made to the Executive.

11. Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the Company, its successors and assigns, provided, however, that neither this Agreement nor any right or interest hereunder shall be assignable or transferable by the Executive, his beneficiaries or legal representatives, except by will or by the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by the Executive’s legal personal representative.

12. Arbitration. Except as set forth in Section 9(g) hereof, any and all disputes, claims and controversies between the Company or any of its affiliates and the Executive arising out of or relating to this Agreement, or the breach thereof, or otherwise arising out of or relating to the Executive’s employment or the termination thereof shall be resolved by binding arbitration before a single arbitrator in accordance with the Commercial Arbitration Rules of the American Arbitration Association. The arbitration shall take place in Westport, Connecticut. The arbitrator shall have no authority to award punitive damages. The award of the arbitrator shall be final and judgment thereon may be entered in any court having jurisdiction. The Parties shall share the costs of the arbitrator equally, but the Parties shall pay their own legal and other expenses.

13. Notice. For the purposes of this Agreement, notices and all other communications provided for in the Agreement shall be in writing and shall be deemed to have been duly given when personally delivered (provided written acknowledgement of receipt is obtained) or three days after being sent by certified mail, return receipt requested, postage prepaid, addressed as follows:

If to the Company:

President and Chief Executive Officer

Patriot Capital Funding, Inc.

61 Wilton Road, 2nd Floor

Westport, CT 06880

with a copy to:

Chairman of the Board of Directors

Patriot Capital Funding, Inc.

61 Wilton Road, 2nd Floor

Westport, CT 06880

and

Cynthia Krus, Esq.

Sutherland Asbill & Brennan LLP

1275 Pennsylvania Ave., N.W.

Washington, D.C. 20004

If to the Executive:

Matthew R. Colucci

226 High Street

Fairfield, CT 06824

or to such other address given by each Party to the other in accordance with the foregoing procedures.

14. Miscellaneous. No provision of this Agreement may be modified or discharged unless such modification or discharge is agreed to in writing and signed by the Executive and the Company. No waiver of any provision of this Agreement shall be deemed effective unless in writing and signed by the Party against whom it is being enforced. No waiver by either Party hereto at any time of any breach by the other Party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other Party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No agreement or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either Party which are not expressly set forth in this Agreement.

15. Withholding. The Company may withhold from any amounts or payments under this Agreement such Federal, state, local or other taxes as shall be required to be withheld pursuant to any applicable law or regulation.

16. Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Connecticut without giving effect to the conflict of law principles thereof.

17. Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof.

18. Entire Agreement. This Agreement constitutes the entire agreement between the Parties hereto and supersedes all prior agreements, if any, understandings and arrangements, oral or written, between the Parties hereto with respect to the subject matter hereof.

19. Counterparts. This Agreement may be executed in two or more counterparts.

20. Voluntary Agreement. The Executive acknowledges that he has been advised that he may consult with counsel of his choosing in considering this Agreement, that he has had an adequate opportunity to do so, and that he is entering into this Agreement voluntarily.

IN WITNESS WHEREOF, the Company has caused this Agreement to be executed by its duly authorized officer and the Executive has executed this Agreement as of the day and year first above written.

Patriot Capital Funding, Inc.

By:
Richard P. Buckanavage Date
Its President and
Chief Executive Officer

Matthew R. Colucci Date